UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 9, 2015

TARGETED MEDICAL PHARMA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-53071	20-5863618
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2980 BEVERLY GLEN CIRCLE, SUITE 301
LOS ANGELES, CA 90077
(Address of principal executive offices)

(310) 474-9808
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Employment Agreement dated June 1, 2010 between Dr. William E. Shell and Targeted Medical Pharma, Inc. (the “Company”), as amended, expired on December 31, 2014.

On January 9, 2015, the Company’s Board of Directors (the “Board”) voted to terminate Dr. Shell’s employment with the Company and remove him as Chairman of the Board. At the time of his termination, Dr. Shell was the Company’s Chief Executive Officer and Chief Scientific Officer. Dr. Shell remains a member of the Company’s Board. Dr. Shell’s departure was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with the termination of Dr. Shell’s employment and his removal as Chairman of the Board, the Board appointed Kerry N. Weems as Chairman of the Board. Kim Giffoni, the Company’s former Executive Vice President of Foreign Sales and Investor Relations and a current director was appointed as the Company’s Interim Chief Executive Officer. Further, Dr. David S. Silver, the Company’s former President and Chief Operating Officer and a current director was appointed as the Company’s Chief Medical Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2015

TARGETED MEDICAL PHARMA, INC.

By:	/s/ William B. Horne
Name:	William B. Horne
Title:	Chief Financial Officer

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